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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated October 13, 1997, except as to Note 11, which is as of December 23, 1997, relating to the consolidated financial statements of Horizon Health Corporation (the "Company") which appears in such Prospectus. We also consent to the incorporation by reference of our report dated October 2, 1997, relating to the financial statements of Acorn Behavioral HealthCare Management Corporation, which appears on page F-2 of the Company's current Report on Form 8-K dated October 31, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP

Dallas, Texas

January 20, 1998